Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Senior Vice President - Finance and Treasurer
(972) 409-1528

Thomas Melito
Director — Treasury Operations
(972) 409-1527

Michaels Stores, Inc. Reports Fiscal 2007 Fourth Quarter and Full Year Results

IRVING, Texas — March 18, 2008 — Michaels Stores, Inc. today reported unaudited financial results for the fourth quarter and fiscal year of fiscal 2007. Total sales for the quarter were $1.301 billion, a 4.4% decrease from fiscal 2006 fourth quarter sales of $1.361 billion, which was a 14 week quarter. The decrease in net sales for the quarter was primarily driven by a decrease in same-store sales of (3.4%) and the absence of sales totaling $59 million for the extra week reported in fiscal 2006, offset by sales from new stores. Total sales for the year were $3.862 billion, an increase of 0.5% from $3.843 billion for the same period last year, which included the 53rd week. Same-store sales for the year decreased (0.7%) from fiscal 2006.

Chief Executive Officer, Brian Cornell, said, “Sales performance in the fourth quarter was below the Company’s expectations as customer traffic was softer than planned and Christmas and holiday categories underperformed. While discretionary spending was down significantly on higher ticket, seasonal items, we experienced solid performance in many of our core business lines.”

Mr. Cornell added, “In the face of a challenging fourth quarter sales environment, we continued to operate prudently. Through aggressive efforts across the company, we were able to control costs, reduce our average store inventory levels and strengthen our financial position, with a reduction in our debt level of approximately $100 million since last year and nearly $400 million since our peak post-closing level.”

Mr. Cornell concluded, “Most importantly, we continued to make significant progress on our key strategic initiatives, particularly the global sourcing and consumer insights programs.  As a result, we are confident in our approach to drive long term profitable growth as we capitalize on significant margin enhancement opportunities and begin to transition into a more consumer focused organization.”

Fourth Quarter Results

The Company’s gross margin rate in the fourth quarter of fiscal 2007 was 40.0% versus 41.8% in fiscal 2006 and 38.8% in fiscal 2005. After significant expansion in fiscal 2006, the decrease in gross margin rate during the fourth quarter of fiscal 2007 was primarily due to lower sell-through of seasonal products and a deleveraging of occupancy costs due to negative comparable-store sales performance.

Selling, general and administrative expenses in the fourth quarter were, as a percent to sales, flat to the same period last year at 22.4%, primarily due to cost control efforts and lower incentive compensation, offset by consulting costs in support of the Company’s key strategic initiatives.

Operating income for the quarter increased to 15.4% of sales, from 3.1% in the fourth quarter of fiscal 2006. The increase was primarily due to the absence of $218 million in merger-related, transaction, and related party

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

expenses in the prior year, partly offset by a $22 million goodwill impairment charge related to the Company’s Aaron Brothers business.

For the fourth quarter, net income increased $120 million, primarily due to the absence of merger-related expenses, from a net loss of ($67) million in fiscal 2006 to a net income of $53 million in fiscal 2007.

Full Year Results

The gross margin rate for the fiscal year decreased from 38.5% in fiscal 2006 to 38.3% in fiscal 2007, primarily due to the deleveraging of occupancy expense, which increased by 50 basis points as a percentage of sales.

Selling, general, and administrative expenses for the year, as a percent of sales, increased 50 basis points to 27.1%, compared to 26.6% in fiscal 2006. The expense increase was primarily due to consulting fees and higher advertising expense.

For fiscal 2007, operating income as a percent of sales increased 380 basis points from 5.4% in fiscal 2006 to 9.2% in fiscal 2007. The increase was primarily due to the absence of significant merger-related expenses.

For the year, net income decreased $73 million from $41 million in fiscal 2006 to a net loss of ($32) million in fiscal 2007.

Adjusted EBITDA

The Company presents Adjusted EBITDA to provide investors with additional information to evaluate our operating performance and our ability to service our debt. Adjusted EBITDA for the quarter was $266 million or 20.4% of sales. Adjusted EBITDA for the fiscal year was $587 million or 15.2% of sales, compared to $620 million or 16.1% of sales for fiscal 2006. Reconciliations of fourth quarter and full year actual results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Balance Sheet and Cash Flow

The Company’s cash balance at the end of fiscal 2007 was $29 million, a decrease of $1 million from last year’s ending balance of $30 million. Average inventory per Michaels store at the end of the fourth quarter of fiscal 2007, inclusive of distribution centers, was down (4.5%) to $830,000 compared to $869,000 at the end of fiscal 2006. The decrease in average inventory was primarily due to appropriate management of inventory in light of the challenging sales environment.

For the year, net cash provided by operating activities was up $111 million to $268 million versus $157 million for fiscal 2006. Capital spending for fiscal 2007 was down $43 million, to $100 million versus $143 million in the prior year. Fiscal 2007 capital expenditures included $53 million attributable to real estate activities and $18 million for distribution network expenses, including the new Centralia, Washington distribution center.

Year-end debt level totaled $3.863 billion, down $96 million from the ending balance for fiscal 2006 and $392 million lower than the peak post — closing borrowing level of $4.255 billion on November 9, 2006. During the year, the Company made $24 million in quarterly amortization payments and executed a repricing amendment on its Senior secured term loan.

During fiscal 2007, the Company opened 45 new stores, relocated 11 stores, and closed three stores under the Michaels banner and it also opened two and closed two Aaron Brothers stores. In addition, the Company closed its 11 Recollections and three Star Decorators’ Wholesale locations and all data relating to prior years have been adjusted to reflect the discontinued operations of these two concept businesses.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Outlook

For fiscal 2008, same-store sales growth is expected to be approximately flat given the current economic environment. In addition, fiscal 2008 Net Cash from Operations and Adjusted EBITDA are expected to be consistent with fiscal 2007 levels.

The Company will host a conference call at 4:00 p.m. central time today, hosted by Chief Executive Officer, Brian Cornell and Vice President of Finance, Todd Vogensen.  Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID #9430836. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #9430836.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 16, 2008, the Company owns and operates 972 Michaels stores in 49 states and Canada and 164 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, and in our Quarterly Reports on Form 10-Q for the quarters ended May 5, 2007, August 4, 2007 and November 3, 2007.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions  contained in our various debt agreements that limit our flexibility in operating our  business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Three months	Three months
	ended	ended
	February 2, 2008	February 3, 2007	Fiscal 2007	Fiscal 2006

Cash flows from operating activities	$349	$138	$270	$157
Depreciation and amortization	(31)	(34)	(125)	(119)
Share-based compensation	(2)	—	(6)	(15)
Tax benefit from stock options exercised	—	(8)	—	12
Impairment - discontinued operations	—	—	(6)	—
Goodwill impairment	(22)	—	(22)	—
Deferred financing cost amortization	(4)	(5)	(17)	(5)
Other	—	—	1	—
Changes in assets and liabilities	(237)	(158)	(127)	11
Net income (loss)	53	(67)	(32)	41
Interest expense	93	104	378	105
Interest income	—	—	(1)	(10)
Income tax (benefit) provision	48	3	5	71
Depreciation and amortization	31	33	125	116
Goodwill impairment	22	—	22	—
Discontinued operations	3	—	10	3
EBITDA	250	73	507	326
Adjustments:
Share-based compensation	2	119	6	135
Strategic alternatives and other legal	—	100	31	128
Sponsor Fees	4	3	14	3
Other	10	5	29	28
Adjusted EBITDA	$266	$300	$587	$620

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Fiscal Year
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Net sales	$1,301	$1,361	$3,862	$3,843
Cost of sales and occupancy expense	781	792	2,383	2,364
Gross profit	520	569	1,479	1,479
Selling, general, and administrative expense	292	305	1,046	1,023
Transaction expenses	—	184	29	205
Goodwill impairment	22	—	22	—
Related party expenses	6	38	22	38
Store pre-opening costs	—	—	6	5
Operating income	200	42	354	208
Interest expense	93	104	378	105
Other (income) and expense, net	3	2	(7)	(12)
Income (loss) before income taxes and discontinued operations	104	(64)	(17)	115
Provision for income taxes	48	3	5	71
Income (loss) before discontinued operations	56	(67)	(22)	44
Discontinued operations loss, net of income tax	(3)	—	(10)	(3)
Net income (loss)	$53	$(67)	$(32)	$41

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	February 2,	February 3,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$29	$30
Merchandise inventories.	845	840
Prepaid expenses and other	70	52
Deferred income taxes	31	35
Income tax receivable	5	35
Current assets - discontinued operations	—	8
Total current assets	980	1,000
Property and equipment, at cost	1,155	1,112
Less accumulated depreciation	(722)	(670)
	433	442
Goodwill	94	116
Non-current assets - discontinued operations	—	7
Debt issuance costs, net of accumulated amortization of $22 at February 2, 2008 and $5 at February 2, 2007	103	120
Other assets	6	8
	203	251
Total assets	$1,616	$1,693

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$221	$214
Accrued liabilities and other	332	290
Income taxes payable	—	7
Current portion of long-term debt	122	230
Current liabilities - discontinued operations	4	1
Total current liabilities	679	742
Long-term debt	3,741	3,729
Deferred income taxes	6	29
Other long-term liabilities	80	67
Long-term liabilities - discontinued operations	2	1
Total long-term liabilities	3,829	3,826
	4,508	4,568
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,421,069 shares issued and outstanding at February 2, 2008; 117,973,396 shares issued and outstanding at February 3, 2007	12	12
Additional paid-in capital	13	—
Retained deficit	(2,927)	(2,894)
Accumulated other comprehensive income	10	7
Total stockholders’ deficit	(2,892)	(2,875)
Total liabilities and stockholders’ deficit	$1,616	$1,693

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Fiscal Year
	2007	2006
Operating activities:
Net (loss) income	$(32)	$41
Adjustments:
Depreciation and amortization	125	119
Share-based compensation	6	15
Tax benefits from stock options exercised	—	(12)
Impairment of discontinued operations	6	—
Goodwill impairment	22	—
Deferred financing costs amortization	17	5
Other	(1)	—
Changes in assets and liabilities:
Merchandise inventories	3	(63)
Prepaid expenses and other	3	(11)
Deferred income taxes and other	(19)	(26)
Accounts payable	23	31
Accrued interest	38	35
Accrued liabilities and other	8	8
Income taxes payable	21	26
Accretion of subordinated discount notes	35	6
Other long-term liabilities	13	(17)
Net cash provided by operating activities	268	157

Investing activities:
Additions to property and equipment	(100)	(143)
Net cash used in investing activities	(100)	(143)

Financing activities:
Issuance of Notes	—	1,400
Payment of debt issuance costs	—	(125)
Borrowings on asset-based revolving credit facility	919	1,005
Payments on asset-based revolving credit facility	(1,029)	(800)
Borrowings on senior secured term loan facility	—	2,400
Repayments on senior secured term loan facility	(24)	(56)
Equity investment of Sponsors	—	1,650
Payment for Old Common Stock in the Merger	—	(5,806)
Equity investment of Management	8	—
Cash dividends paid to stockholders	—	(59)
Repurchase of old Common Stock	—	(66)
Repurchase of new Common Stock	(1)	—
Proceeds from stock options exercised	—	36
Tax benefits from stock options exercised	—	12
Proceeds from issuance of old Common Stock and other	—	2
Payment of capital leases	(7)	—
Change in cash overdraft	(37)	(31)
Other	2	2
Net cash used in financing activities	(169)	(436)

Net decrease in cash and equivalents	(1)	(422)
Cash and equivalents at beginning of period	30	452
Cash and equivalents at end of period	$29	$30

Supplemental Cash Flow Information:
Cash paid for interest	$288	$55
Cash paid for income taxes	$11	$79

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Fiscal Year
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.0	58.2	61.7	61.5
Gross profit	40.0	41.8	38.3	38.5
Selling, general, and administrative expense	22.4	22.4	27.1	26.6
Transaction expenses	—	13.5	0.7	5.3
Goodwill impairment	1.7	—	0.5	—
Related party expenses	0.5	2.8	0.6	1.0
Store pre-opening costs	—	—	0.2	0.2
Operating income	15.4	3.1	9.2	5.4
Interest expense	7.1	7.6	9.8	2.7
Other (income) and expense, net	0.2	0.1	(0.2)	(0.3)
Income (loss) before income taxes and discontinued operations	8.1	(4.6)	(0.4)	3.0
Provision for income taxes	3.7	0.2	0.1	1.8
Income (loss) before discontinued operations	4.4	(4.8)	(0.5)	1.2
Discontinued operations loss, net of income tax	(0.2)	—	(0.3)	(0.1)
Net income (loss)	4.2%	(4.8)%	(0.8)%	1.1%

The following table sets forth certain of our unaudited operating data (dollar amounts in millions):

	Quarter Ended		Fiscal Year
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Michaels stores:
Retail stores open at beginning of period	961	920	921	886
Retail stores opened during the period	2	4	45	43
Retail stores opened (relocations) during the period	—	—	11	7
Retail stores closed during the period	—	(3)	(3)	(8)
Retail stores closed (relocations) during the period	—	—	(11)	(7)
Retail stores open at end of period	963	921	963	921

Aaron Brothers stores:
Retail stores open at beginning of year	167	165	166	166
Retail stores opened during the year	—	1	2	1
Retail stores opened (relocations) during the year	—	—	—	—
Retail stores closed during the year	(1)	—	(2)	(1)
Retail stores closed (relocations) during the year	—	—	—	—
Retail stores open at end of year	166	166	166	166

Total store count at end of period	1,129	1,087	1,129	1,087

Other operating data:
Average inventory per Michaels store (1)	$830	$869	$830	$869
Comparable store sales increase (decrease) (2)	(3.4)%	0.7%	(0.7)%	0.2%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)                                  Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)                                  Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.